Exhibit 10.16

                       DEVELOPMENT AND LICENSE AGREEMENT


   This Development and License Agreement (the "Agreement") is made and shall be effective as of December 15, 1999 by and between Cephalon, Inc., a Delaware corporation with its principal place of business located at 145 Brandywine Parkway, West Chester, Pennsylvania 19380-4245, U.S.A. ("Cephalon") and Schwarz Pharma AG, a German corporation with its principal place of business located at Alfred-Nobel-StraBe 10, Monheim am Rhein, D-40789 Germany ("Schwarz Pharma").

                                  WITNESSETH:

   WHEREAS, Kyowa Hakko Kogyo, Co. Ltd. ("Kyowa") granted to Cephalon the right to make, develop, use and sell pharmaceutical products containing the Substances, KT5555,KT6587 and KT8391 (each a derivative of K252a), under the terms and conditions of a license agreement ("Kyowa License") dated May 15, 1992, as amended; said right, including the right to sublicense in certain territories, including Europe, Mexico, Canada, the Middle East, Africa, Latin America, South America, Australia and New Zealand;

   WHEREAS, Cephalon wishes to grant, and Schwarz Pharma wishes to accept, a sublicense as described herein of certain of Cephalon's rights under the Kyowa License, in that certain territory to be defined herein, to product(s) developed by Cephalon that contain any of KT5555, KT6587 and KT8391, such product(s) to be known hereinafter respectively as CEP-701, CEP-751 and CEP-2563;

   WHEREAS, Cephalon has developed a chemical platform of [**] compounds believed to have potential efficacy in treating cancers that rely upon the family of neurotrophin receptors for survival;

   WHEREAS, Cephalon wishes to grant, and Schwarz Pharma wishes to accept, an exclusive option to license, in that certain territory to be defined herein, certain fused pyrrolocarbazoles as described herein for use as provided herein;

   WHEREAS, Cephalon and Schwarz Pharma desire to enter into a collaboration to develop and commercialize compounds for uses related to cancer therapeutics; and

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

   WHEREAS, Cephalon and Schwarz Pharma desire to establish commercial licensing and supply arrangements under which Cephalon Licensed Products and Kyowa Licensed Products (as defined below) will be marketed and sold exclusively by Schwarz Pharma in the Territory (as defined below).

   NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby affirmed, the parties hereby agree as follows.

Article 1. Definitions. Terms that are capitalized as defined terms in this Agreement shall have the meanings set forth below, and defined terms may be used in their singular and plural sense:

1.1 "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party to this Agreement. Without limiting the foregoing, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity, or the right to control the policy decisions of a person or entity, shall be deemed to constitute control.

1.2 "At Cost" shall mean all direct and indirect expenses incurred which shall be allocated in a fair and equitable manner in conformance with United States generally accepted accounting principles ["US GAAP"], consistently applied with those established with respect to other products, and shall include:

     (a) the arms-length transfer price to Cephalon for Compounds and clinical supplies manufactured by a third party including Cephalon's expenses incurred in connection with such third party manufacture; such Cephalon expenses include, but are not limited to, those relating to existing or acquired equipment (current procedures for such equipment allocations shall be provided within thirty (30) days of the Effective Date and upon any amendment of such procedures thereafter), technology transfer, scale-up, validation, quality control and quality assurance testing, stability testing, storage, regulatory filings, shipping and import/export services;

     (b) all expenses for Compounds and clinical supplies manufactured by Cephalon including, but not limited to, existing and acquired equipment (current procedures for such equipment allocations shall be provided within thirty (30) days of the Effective Date and upon any amendment of such procedures thereafter), technology transfer, scale-up, validation, quality control and quality assurance testing, stability testing, storage, regulatory filings, shipping and import/export services; and

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     (c) all incremental expenses incurred by or on behalf of Cephalon in the US Program at the written request of Schwarz Pharma which are not otherwise required for regulatory or commercial purposes under the US Program but which specifically support Schwarz Pharma's Development Program.

1.3 "Backup Compounds" shall mean the fused pyrrolocarbazoles known as CEP-4416, CEP-4715, and CEP-4574 or any other fused pyrrolocarbazoles owned by Cephalon which inhibit the Target(s) and are selected under the US Program for clinical development in the Field.

1.4 "Cephalon Licensed Products" shall mean all pharmaceutical products that contain Backup Compounds.

1.5 "Cephalon Technology" shall mean collectively, Patent Rights, Know-How and Improvements, including but not limited to technology and data obtained or licensed from TAP through the US Program, but excluding Kyowa Technology. For purposes of clarification, the term Cephalon Technology expressly excludes any Patent Rights and Know-How that Cephalon may license from a third party after the Effective Date of this Agreement, unless (i) Cephalon is permitted to grant a sublicense or other rights thereunder to Schwarz Pharma; and (ii) Schwarz Pharma shall have executed and delivered a sublicense or other agreement in a form reasonably required in connection therewith. Cephalon Technology includes the drug development dossier related to the filing of an investigational new drug application by or on behalf of Cephalon that supports clinical studies of a Compound; as well as any Patent Rights, Improvements and Know-How to the extent that it relates to the composition, manufacture, use, and commercialization of the Compounds in the Field or Licensed Products.

1.6 "Compounds" shall mean the Lead Compound (as defined herein), CEP-751, CEP-2563 and the Backup Compounds.

1.7 "Development Program" shall mean a program including, but not limited to, preclinical, clinical and regulatory development of a Compound conducted by Schwarz Pharma pursuant to this Agreement primarily with the intent, and for the purpose, of generating data for submission to regulatory authorities in support of an application for governmental approval necessary to permit the commercialization of a Licensed Product in the Field within the Territory.

1.8  "Effective Date" shall mean the date hereof.

1.9 "Field" shall mean the treatment of cancer, including but not limited to prostate cancer and

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

pancreatic cancer.

1.10  "Improvements" shall have the meaning set forth in Section 11.1.

1.11 "Know-How" shall mean know-how, trade secrets, Targets, technical information , formulae, processes, expert opinions, data, and other confidential and proprietary information, other than Kyowa Technology, concerning or relating to the composition, manufacture, use or commercialization of Compounds or Licensed Products, including, without limitation, CMC, preclinical, clinical, and other data generated pursuant to the US Program and the Development Program, which is owned or controlled by a Party to this Agreement.

1.12 "Kyowa Licensed Products" shall mean all pharmaceutical products that contain the Lead Compound (as defined herein), CEP-751 or CEP-2563.

1.13 "Kyowa Technology" shall mean: the patent rights, including all patent applications and issued patents owned, licensed or controlled by Kyowa and/or its Affiliates anywhere in the world that contain a Valid Claim covering the composition, manufacture or use of the Lead Compound, CEP-751 or CEP-2563 (as well as the use of K252a solely in connection with the manufacture of the Lead Compound, CEP-751 or CEP-2563) including but not limited to any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions derived therefrom, as well as all foreign patent applications, granted foreign patents and all counterparts thereof including, but not limited to, supplemental protection certificates, administrative protection certificates (or other governmental actions) which provide exclusive rights to the patent holders in the patented subject matter; manufacturing rights; and know-how, trade secrets and technical information relating to K252a and the Lead Compound, CEP-751 and CEP-2563 only to the extent that such patent rights, manufacturing rights, know-how, trade secrets or technical information have been granted to Cephalon pursuant to the Kyowa License. A copy of the Kyowa License, as amended, is attached hereto as Exhibit D.

1.14 "Lead Compound" shall mean CEP-701. The chemical formula of CEP-701 is set forth on Exhibit B.

1.15 "Licensed Products" shall mean Cephalon Licensed Products and Kyowa Licensed Products.

1.16 "Marketing Authorization Application" or "MAA" shall mean an application seeking the approval of the competent regulatory authority in any country in the Territory (including, without limitation, the European Medicines Evaluation Agency or "EMEA") to enable Schwarz Pharma

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

(or an Affiliate or assignee thereof) to market a Licensed Product(s).

1.17 "Net Sales" shall mean the gross receipts derived in arms-length transactions from the sale of Licensed Products in the Territory by Schwarz Pharma (or by its Affiliates, sublicensees), to independent third parties in the Territory, less the sum of the following items:

          a) Import, export, excise and sales taxes and custom duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of Licensed Products by Schwarz and/or its Affiliates;

          b) Credit for returns, refunds, rebates and allowances, or trades to customers for returned or recalled Licensed Product;

          c)  Trade, quantity and cash discounts actually allowed;

          d)  Transportation, freight and insurance allowances; and

          e) Rebates actually granted to wholesalers, administrative fees in lieu of rebates paid to managed care and other similar institutions, chargebacks and retroactive price adjustments and any other similar allowances which effectively reduce the net selling price.

Gross and Net Sales shall be calculated according to US GAAP. Sales or transfers between or among a party to this Agreement and its Affiliates or sublicensees shall be excluded from the computation of Net Sales except where such Affiliates or sublicensees are end users, but Net Sales shall include the subsequent final sales to third parties by such Affiliates or sublicensees.

Where (i) Licensed Products are sold as one of a number of items without a separate price; or (ii) the consideration for the Licensed Products shall include any non-cash element; or (iii) the Licensed Products shall be transferred in any manner other than an invoiced sale, except for Licensed Products transferred as samples or any other similar transfer for promotional purposes usually made in the relevant part of the Territory, the gross sales applicable to any such transaction shall be deemed to be Schwarz Pharma's average gross sales for the applicable quantity of Licensed Products during the calendar quarter and in the country in which the transaction occurred. If there are no independent gross sales of Licensed Products in the country at that time, then Schwarz Pharma and Cephalon shall mutually agree on a surrogate measure to be used in lieu thereof.

1.18 "Party" or "Parties" shall mean Cephalon and/or Schwarz Pharma, as the case may be.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

1.19 "Patent Rights" shall mean all patent rights, including but not limited to, U.S. patent applications (whether in preparation or filed) and issued patents, owned, controlled or licensed (with the right to assign or sublicense) by Cephalon (and/or an Affiliate thereof) anywhere in the world covering the assays, Targets, Improvements, processes, composition, manufacture or use of any Compound (as well as any Know-How that may be patentable), including but not limited to any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions derived therefrom, as well as all foreign patent applications, granted patents and all counterparts thereof including, but not limited to, substitutions, confirmations, registrations, revalidations, supplemental protection certificates, administrative protection certificates (or other governmental actions) which provide exclusive rights to the patent holders in the patented subject matter. All such Patent Rights in the Territory for all Compounds and the filing dates of each, in existence as of the Effective Date shall be as set forth on Exhibit A hereto.

1.20 "Pivotal Trial" shall mean an adequate and well controlled, clinical study designed to demonstrate sufficient efficacy and safety to directly support a regulatory filing for marketing approval by a competent regulatory authority .

1.21 "Reasonable Business Efforts" shall mean necessary and prudent efforts applied in a prompt, commercially reasonable manner, to the maximum extent feasible consistent with the exercise of good business judgment for the attainment of the goals and purposes of this Agreement consistent with current industry standards and practice.

1.22 "TAP" shall refer to Takeda Abbott Pharmaceutical Holdings Inc., a Delaware corporation headquartered at 2355 Waukegan Road, Deerfield, Illinois 60015.

1.23 "TAP Agreement" means that certain collaborative research, development and licensing agreement dated May 17, 1994 between Cephalon and TAP as amended. A copy of the TAP Agreement, as amended as of the date of this Agreement, is attached hereto as Exhibit C. Any additional amendments to the TAP Agreement during the term of this Agreement (including any amendments referred to in Section 16.3 (h)(iv) of this Agreement) will be provided to Schwarz Pharma promptly and added to Exhibit C.

1.24  "Target" or "Targets" shall mean the [**]

1.25 "Territory" shall mean generally the regions of Europe, Mexico, Canada, the Middle East, Africa, Latin America and South America (including specifically, without limitation, the countries within those regions listed in Exhibit F hereto), as well as the countries of Australia

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

and New Zealand.

1.26 "US Program" shall refer to the research and development program through which TAP, as a licensee and collaborator of Cephalon, bears the primary responsibility and expenses of preclinical, clinical, regulatory and commercial development of certain Compounds in the United States, including, the Lead Compound, CEP-751, CEP-2563 and the Backup Compounds.

1.27 "Valid Claim" shall mean a claim of an issued or granted patent that has not lapsed or become abandoned or been declared invalid or unenforceable by a court or agency of competent jurisdiction from which no appeal can be or is taken.

Article 2. Development Program

2.1  Responsibilities of Schwarz Pharma.

     (a) Schwarz Pharma agrees to conduct a Development Program using Reasonable Business Efforts as to the Lead Compound (or as to CEP-751 or CEP-2563, or as to one or more Backup Compounds should Schwarz Pharma exercise its option hereunder), to treat diseases in the Field. Schwarz Pharma shall fund and conduct all necessary clinical trials of Compounds in the Field within the Territory and any additional preclinical trials (other than those performed by Cephalon and TAP in support of regulatory filings outside of the Territory)
required for regulatory purposes in the Field in the Territory.   All Know-How
developed solely by or on behalf of Schwarz Pharma resulting from the conduct of the Development Program will be owned by Schwarz Pharma and made available to Cephalon as set forth in Article 8. All Know-How developed jointly by or on behalf of Schwarz Pharma and Cephalon resulting from the conduct of the Development Program will be jointly owned by Schwarz Pharma and Cephalon and made available to Cephalon as set forth in Article 8. All Know-How developed by or on behalf of Schwarz Pharma and a third party will be made available to Cephalon as set forth in Article 8.

     (b) Promptly, but in any event not more than ninety (90) days following the execution of this Agreement, Schwarz Pharma shall submit to Cephalon a written plan describing the overall strategy and objectives of the Development Program to the extent such plan has been formulated (the "Development Plan"). The Development Plan shall take full advantage of the expertise of Schwarz Pharma with respect to drug development, regulatory practices and commercialization of such Compounds in the Field. The Development Plan will define, at a minimum, the following items (to the extent possible consistent with the current stage of clinical development of any Compound):

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

       (i)   the labeling Schwarz Pharma will seek  in the Territory;

       (ii) the preclinical and clinical studies reasonably expected to be necessary to support such labeling;

       (iii) an estimate of the schedule of planned preclinical and clinical studies; and

       (iv) synopses of critical clinical studies ( e.g., proof-of-principle and Pivotal Trials). Such study synopses shall include information that is appropriate and customary in the industry, including but not limited to, study design and duration of treatment, the primary endpoints of such studies, patient numbers, the criteria for selection and exclusion of such patients, and the power calculations for determining numbers of such study participants and the estimated primary and secondary analyses.


The Development Plan shall also account for the reasonable expectation of Schwarz Pharma for receipt of primary data and analyses of the same from time-sensitive preclinical and clinical studies conducted by or on behalf of TAP and/or Cephalon in the US Program. It shall be the primary responsibility of Schwarz Pharma to identify and conduct any preclinical and clinical studies necessary, in addition to those supplied by Cephalon to Schwarz Pharma from the US Program, for approval of an MAA and commercialization of a Licensed Product in the Field in the Territory. Subject to the prior written consent of Cephalon with respect to the material items in the Development Plan, which consent shall not be unreasonably withheld or delayed, Schwarz Pharma shall finalize the Development Plan. Cephalon shall be deemed to have provided its consent if it has not responded to the material items in such Development Plan within ten (10)
business days of its receipt of the Development Plan from Schwarz Pharma.   The
final Development Plan shall be attached to this Agreement as Exhibit E.

     (c) Concurrent with its submission of the Development Plan, Schwarz Pharma shall provide to Cephalon an estimate of its overall budget for implementation of the Development Plan (the "Development Budget"). The Development Budget will include fully burdened expenses and will detail the allocation of resources by Schwarz Pharma necessary for the preclinical and clinical activities performed by or on behalf of Schwarz Pharma as distributed over each calendar year before the anticipated first commercial sale of Licensed Product in the Territory. The Development Budget shall also account for Schwarz Pharma's sole responsibility for all incremental expenses incurred by or on behalf of Cephalon or TAP that may be needed for the Development Program, but which are not similarly needed for the US Program, such

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

incremental expenses including, but not limited to, different formulations, additional studies, study arms or study analyses conducted under the US Program by or on behalf of Cephalon or TAP. The fully burdened expenses of Schwarz Pharma to implement and complete the Development Program defined in the Development Plan will be consistent with a minimum investment by Schwarz Pharma of [**] dollars [**]. The Development Budget will be treated as Confidential Information of Schwarz Pharma and shall not be disclosed by Cephalon to any third party without the consent of Schwarz Pharma.

     (d) Schwarz Pharma shall implement the Development Plan consistent with the Development Budget not later than ninety (90) days following receipt by Schwarz Pharma of Cephalon's written consent described in Section 2.1(b) and all required regulatory approvals or expiration of required waiting periods. Subject to its obligations set forth in Section 5.2, Section 2.3, Section 16.3 and those set forth herein to update and meet with Cephalon, and further subject to Cephalon's right to consent to material modifications to the Development Plan and Development Budget pursuant to Section 2.1(e), Schwarz Pharma will manage and coordinate all development activities undertaken pursuant to the Development Program, including scheduling preclinical studies and clinical trials for Compounds; establishing milestones for the completion of Development Program objectives, including without limitation those relating to anticipated filing dates for a clinical trial authorization (or its equivalent) filing and an MAA filing; determining to end the development of a Compound in the Field, within the Territory; and generally exercising its Reasonable Business Efforts to undertake and complete in a timely manner the Development Program with respect to each Compound.

     (e) Schwarz Pharma shall periodically review, and modify as may be necessary and advisable, the preclinical, clinical and commercial objectives of
its Development Program for each  Compound.   On or before October 1st of each
year following the Effective Date (and for so long as the Development Program continues), Schwarz Pharma shall provide to Cephalon a written update of the Development Plan accounting for any proposed modifications in the Development Program, including but not limited to, alterations in schedule of studies, design and objectives of studies, and timing of analysis or final reporting of studies or of regulatory filings in the Territory for the Lead Compound and plans for clinical development of other Compounds, if appropriate. Any material modification to the Development Plan shall be subject to the prior written consent of Cephalon, which consent shall not be unreasonably withheld or delayed, prior to Schwarz Pharma's implementation of such material modification. Cephalon shall be deemed to have provided its consent if it has not responded to such material modifications to the Development Plan within ten
(10) business days of its receipt of such material modifications from Schwarz Pharma.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

2.2  Primary Responsibilities of Cephalon.

     (a) Under the terms and conditions of the TAP Agreement, as amended, Cephalon and TAP collaborate in the conduct of research, preclinical and clinical studies, regulatory and commercialization strategies for the Lead Compound, and, potentially, CEP-751, CEP 2563 or Backup Compounds, in the Field in the United States. Under terms and conditions of an existing Confidential Disclosure Agreement by and between Cephalon and Schwarz Pharma dated July 13, 1998 as amended on November 6, 1998, Schwarz Pharma has received the necessary protocols, plans, results, analyses and reports regarding the US Program in order to determine, using its Reasonable Business Efforts, those additional requirements that may be needed for development of Compounds within the Field and commercialization of a Licensed Product in the Territory. Accordingly, all Know-How resulting from the conduct of the US Program, whether developed by Cephalon or TAP or jointly by Cephalon and TAP will be provided to Schwarz Pharma as described in Article 8.

     (b) For purposes of generating preclinical and clinical data that will be mutually acceptable by the regulatory authorities responsible for approving a Compound under the US Program and under the Development Program, Cephalon shall facilitate the coordination of the US Program and the Development Program as follows. Thirty (30) days following receipt of the Development Plan from Schwarz Pharma or as soon thereafter as practicable, Cephalon shall host the first meeting of governing members of both the US Program and the Development Program at a mutually agreeable location. The purpose of such meeting will be to determine the optimal manner in which Cephalon can coordinate the development of Compounds in the respective territories. Cephalon's efforts shall include the following: coordinating the objective of utilizing all preclinical and clinical trial data for both the US Food and Drug Administration ("FDA") and EMEA approvals; coordinating the design, primary or secondary endpoints, treatment regimens, dosing, and indications in proof-of-principle and Pivotal Trials, and minimizing replication of such preclinical and clinical studies by TAP and Cephalon in the US Program and by Schwarz Pharma in the Development Program. In no case, however, shall either Party be required to conduct studies in its respective Program which would otherwise conflict with its reasonable business judgment. Cephalon shall be responsible for producing minutes of this meeting and shall distribute the meeting minutes to Schwarz Pharma as well as to TAP within thirty (30) days after the meeting.

     (c) After the first meeting described above, Cephalon shall continue to use its Reasonable Business Efforts under the TAP Agreement and under this Agreement to coordinate and, if possible, and if appropriate, economize the development efforts and expenditures by TAP

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

and Cephalon and by Schwarz Pharma in their respective programs. In order to achieve this objective, Cephalon will ensure that appropriate representatives of Schwarz Pharma (not more than three [3] individuals per meeting) shall be invited as non-voting participants to regular meetings (not less frequently than once every six [6] months) of the development committee jointly representing Cephalon and TAP in the US Program and at consultant or investigator meetings convened to support a Compound under the US Program; conversely, Schwarz Pharma will ensure that appropriate representatives of TAP and Cephalon (not more than three [3] individuals per company per meeting) shall be invited to regular meetings (not less frequently than once every six [6] months) of Schwarz Pharma's management team for any Compound under the Development Program and at consultant or investigator meetings convened to support a Compound under the Development Program. Regardless of the number of individual members of Schwarz Pharma that may attend and participate in any given meeting or proceeding organized by TAP and/or Cephalon relating to a Compound, Schwarz Pharma shall not be entitled to vote on matters relating to the US Program, provided, however, that Cephalon shall consult with Schwarz Pharma with respect to critical decisions relating to the development of Compounds under the US Program and shall give due consideration to the experience and perspective of Schwarz Pharma. Regardless of the number of individual members of TAP that may attend and participate in any given meeting or proceeding organized by Schwarz Pharma relating to a Compound, TAP shall not be entitled to vote on matters relating to the Development Program. Written minutes of all such meetings shall be prepared by the host of the meeting and approved by authorized signature of the parties to the respective agreements only, and copies of these minutes shall be distributed to the General Counsel of Cephalon, Schwarz Pharma and TAP not later than thirty (30) days after any such meeting(s). Schwarz Pharma shall have the right to review and comment upon design and protocols for preclinical and clinical studies to be conducted in the US Program. Notwithstanding such review and comment by Schwarz Pharma, but subject to Cephalon's covenants in Section
16.2 (h) and 2.3 of this Agreement, Cephalon and TAP shall have the final authority on design and implementation of such protocols for the US Program.

2.3 General Responsibilities of the Parties The Parties agree to cooperate with each other in good faith to work toward the success of the Development Program. No less frequently than once every six (6) months, the Parties shall meet at mutually agreed locations (or via videoconference) to update one another on the progress and any modifications, including Material Modifications, of the Development Program and the US Program. Each Party agrees that it will not conduct or allow to be conducted any development activities in its territory which in its reasonable business judgment would jeopardize regulatory approval of Licensed Products worldwide. The Parties agree to use Reasonable Business Efforts to perform their obligations pursuant to this Agreement, including without limitation the diligence requirements set forth in

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Section 5.2. However, nothing in this Agreement shall give either Party the authority to control or direct the activities of any employees or agents of the other Party.

2.4 Term of the Development Program. The Development Program shall continue for so long as Schwarz Pharma continues development and seeks marketing approval for not less than one Compound.

2.5 Use of Compounds and Technology. The Parties agree that all compositions, biological materials and animals used in the Development Program shall be used in compliance with all applicable laws and regulations. Neither Party shall provide Lead Compound (or CEP-751, CEP-2563 if under development by Schwarz Pharma, or Backup Compounds if Schwarz Pharma has exercised its option to the Backup Compounds) to any third party in the Territory without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.


ARTICLE 3.  GRANT OF RIGHTS

3.1 SUBLICENSE TO KYOWA LICENSED PRODUCTS. Subject to the terms and conditions set forth herein, and pursuant to the Kyowa License, Cephalon hereby grants to Schwarz Pharma its rights under the Kyowa License, except the right to sublicense, solely to (a) use the Kyowa Technology for development of the Lead
Compound, CEP-751 or CEP-2563 within the Field,  and (b)   use and sell the
Kyowa Licensed Products in the Territory. Cephalon additionally hereby grants to Schwarz Pharma the exclusive right in the Territory, without the right to sublicense, to use the Cephalon Technology solely for the purposes of development, marketing and sale of Kyowa Licensed Products within the Field. Schwarz Pharma acknowledges that the rights of Cephalon with regard to Kyowa Licensed Products under the Kyowa License are exclusive in Europe, Mexico and Canada, and semi-exclusive as to Kyowa in the remainder of the Territory and, therefore, that the rights granted hereunder to Schwarz Pharma also are exclusive in Europe, Mexico and Canada and semi-exclusive as to Kyowa in all other parts of the Territory. Moreover, Schwarz Pharma hereby agrees to cooperate with Cephalon so as to ensure continued satisfaction of all those terms and conditions of the Kyowa License, a copy of which Kyowa License is attached hereto as Exhibit D. In the event that Cephalon determines to directly manufacture any of Lead Compound, CEP-751 or CEP-2563 rather than have such compounds manufactured by a third party manufacturer, then, if that compound is currently under development by Schwarz Pharma, Cephalon shall promptly notify Schwarz Pharma and, upon the request of Schwarz Pharma, the Parties shall discuss the possibility of Cephalon granting manufacturing rights to Schwarz Pharma to make Compounds for use in the Field within the

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Territory.

3.2 Marketing and Distribution Rights to Kyowa Licensed Products. Subject to the terms and conditions set forth herein, Schwarz Pharma may market and distribute Kyowa Licensed Products developed hereunder through the channels normally used for the Schwarz Pharma product portfolio, including but not limited to, Affiliates, agents, distributors, joint venture partners and co-promotion and co-marketing partners (even if any such commercial contract between Schwarz Pharma and the applicable third party is formally described or structured as a license). Subject to the written consent of Cephalon, which consent shall not be unreasonably withheld, Schwarz Pharma may grant rights to other authorized third parties to market, promote, sell and distribute Kyowa Licensed Products in any country in the Territory where Schwarz Pharma does not itself or through its then existing ordinary channels, wish to market Kyowa Licensed Products. Cephalon shall be deemed to have provided consent if it has not responded to the suggested authorized third party(ies) within ten (10) business days after receiving the name of such authorized third parties from Schwarz Pharma. If Cephalon has established a commercial operation in any of the following countries: [**] and Schwarz Pharma is not then marketing, promoting, selling and distributing directly or through an Affiliate or other channel normally used for the Schwarz Pharma product portfolio in such countries, then prior to entering into any agreement with any other third party for such marketing, promotion, selling or distribution rights in such country, Schwarz Pharma hereby agrees to negotiate in good faith for a period not to exceed sixty (60) days to grant such rights to Cephalon under terms and conditions to be mutually agreed upon. If Schwarz Pharma and Cephalon fail to so reach agreement within such period, then Schwarz Pharma may discuss terms and conditions with such other third parties but it shall not, within twelve (12) months of the expiration of the sixty (60) day negotiation period, enter into any such agreement with a third party on terms and conditions more favorable in the aggregate to such third party than those offered to Cephalon without first offering such more favorable terms to Cephalon in accordance with the procedures set forth herein. If, after complying with the terms of this paragraph, Schwarz Pharma thereafter enters into such an agreement with a third party, with Cephalon's consent as described above in this Section 3.2, then such agreement shall contain terms and conditions customary in the pharmaceutical industry with respect to such commercial arrangements, including without limitation those relating to the prompt disclosure of adverse drug experiences, any adverse regulatory or other governmental actions, or Know-How relating to the Kyowa Licensed Products.

3.3 Option to Backup Compounds. Subject to the terms and conditions set forth herein, including payment of all upfront license payments in Section 4.1, Cephalon hereby grants to Schwarz Pharma a time-limited option to license exclusively (exclusive even as to Cephalon) under the Cephalon Technology (a) the right to use and develop the Backup Compounds in the

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Field in the Territory; (b) the right to use and sell Cephalon Licensed Products in the Territory. The option must be exercised, if at all, in accordance with the terms and conditions of Section 3.4.

3.4 Option Exercise for Backup Compounds. Subject to the terms and conditions set forth herein, to exercise the option granted by Cephalon in section 3.3 for any Backup Compound: (a) Schwarz Pharma must, by the latter of the second anniversary of the Effective Date or one hundred eighty (180) days after the filing of an Investigational New Drug Application ("IND") for such Backup Compound provided such IND is filed on or before the second anniversary of the Effective Date: (i) give Cephalon not less than thirty (30) days written notice that it is exercising its option and (ii) provided Cephalon has filed patent applications for all Backup Compounds no later than thirty (30) days from receipt of such notice, pay Cephalon [**] dollars [**] within thirty (30) days of such notice, OR, in the alternative (b) Schwarz Pharma must (i) give Cephalon not less than thirty (30) days written notice on or before the second anniversary of the Effective Date that it is extending the time to exercise its option until the latter to occur of the fourth anniversary of the Effective Date or sixty (60) days after the filing of an IND for such Backup Compound, (ii) provided Cephalon has filed patent applications for all Backup Compounds no later than thirty (30) days from receipt of such notice, pay Cephalon an option period extension fee of [**] Dollars [**] within thirty days of such notice, and
(iii) if Schwarz Pharma desires to exercise its option, Schwarz Pharma shall notify Cephalon in writing before the expiration of the extended option period that it is exercising its option and shall pay Cephalon [**] dollars [**] within thirty (30) days of such notice. If Schwarz Pharma does not exercise its option for any Backup Compound within the relevant time periods set forth above, then such option shall expire and shall be of no further force and effect.

3.5 Marketing and Distribution Rights to Cephalon Licensed Products. From and after the time Schwarz Pharma exercises its option to take an exclusive license to the Backup Compounds pursuant to Section 3.4, and subject to the terms and conditions set forth herein, Schwarz Pharma may market and distribute Cephalon Licensed Products developed hereunder in the Territory through the channels normally used for the Schwarz Pharma product portfolio including, but not limited to, Affiliates, agents, distributors, joint venture partners and co-promotion and co-marketing partners (even if any such commercial contract between Schwarz Pharma and the applicable third party is formally described or structured as a license). Subject to the written consent of Cephalon, which consent shall not be unreasonably withheld, Schwarz Pharma may grant rights to other authorized third parties to market, promote, sell and distribute Cephalon Licensed Products in any country in the Territory, where Schwarz Pharma does not itself or through its then-existing ordinary channels, wish to market Cephalon Licensed Products. Cephalon shall be deemed to have provided consent if it has not responded to the suggested

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

authorized third party(ies) within ten (10) business days after receiving the names of such authorized third parties from Schwarz Pharma. If Cephalon has established a commercial operation in any of the following countries: [**] and Schwarz Pharma is not marketing, promoting, selling and distributing directly or through an Affiliate or other channel normally used for the Schwarz Pharma product portfolio in such countries, then prior to entering into any agreement with any other third party for such marketing, promotion, selling or distribution rights in such country, Schwarz Pharma hereby agrees to negotiate in good faith for a period not to exceed sixty (60) days to grant such rights to Cephalon under terms and conditions to be mutually agreed upon. If Schwarz Pharma and Cephalon fail to so reach agreement within such period, then Schwarz Pharma may discuss terms and conditions with such other third parties but it shall not, within twelve (12) months of the expiration of the sixty (60) day negotiation period, enter into any such agreement with a third party on terms and conditions more favorable in the aggregate to such third party than those offered to Cephalon without first offering such more favorable terms to Cephalon in accordance with the procedures set forth herein. If , after complying with the terms of this paragraph, Schwarz Pharma thereafter enters into such an agreement with a third party, with Cephalon's consent as described above in this
Section 3.5, then such agreement shall contain terms and conditions customary in the pharmaceutical industry with respect to such commercial arrangements, including without limitation those relating to the prompt disclosure of adverse drug experiences, any adverse regulatory or other governmental actions, or Know-How relating to the Cephalon Licensed Products.

3.6 Licensed Products in the United States. If, during the term of this Agreement, the TAP Agreement is terminated for any reason, Cephalon shall immediately (and no later than ten [10] business days thereafter) inform Schwarz Pharma and, provided that Cephalon does not decide to unilaterally assume all responsibilities and costs of the US Program, then Cephalon shall grant Schwarz Pharma an exclusive right, exercisable within ninety (90) days of Cephalon's notification to Schwarz Pharma that the TAP agreement has terminated, upon the payment of additional consideration to be negotiated in good faith, to share responsibilities, costs and commercial opportunities, to be agreed upon, of the US Program. In any event there shall be no such expansion of the Territory hereunder unless Schwarz Pharma shall have, within ninety (90) days of said notification to Schwarz Pharma, successfully negotiated additional terms and conditions with Cephalon concerning said expansion. If in such negotiation Schwarz Pharma receives exclusive commercialization rights in the United States then the additional terms set forth below shall be included in any agreement for territorial expansion:

     (a) negotiation of additional reasonable terms giving due regard to the stage of development of any Compounds in the US Program;

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     (b)  deletion of all references hereunder to the US Program and to TAP;

     (c) diligent conduct of a program for registration and commercialization of Licensed Product in the US;

     (d) payment to Cephalon of a transfer price in the amount of between [**] percent [**] and [**] percent [**] of the annual Net Sales of such Licensed Product(s) in the United States; and

     (e) payment to Cephalon of the following additional milestone payments not later than 30 days following completion of each milestone:

       (i) [**] dollars [**] upon the submission of the first New Drug Application ("NDA") for a Licensed Product in the United States; and

       (ii) [**] dollars [**] upon the approval of the first NDA for a Licensed Product in the United States.

If Schwarz Pharma and Cephalon fail to so reach agreement within such ninety-day period, then Cephalon may discuss terms and conditions with third parties but it shall not, within twelve (12) months of the expiration of the ninety (90) day negotiation period, enter into any such agreement with a third party on terms and conditions more favorable in the aggregate to such third party than those offered to Schwarz Pharma without first offering such more favorable terms to Schwarz Pharma in accordance with the procedures set forth herein.

Article 4.  License fees, Transfer Pricing and Milestone Payments

4.1  Upfront License Fees and Fees for Option to License to Backup Compounds.
In consideration of Cephalon granting Schwarz Pharma the sublicense to the Kyowa License to Kyowa Licensed Products (as set forth in Section 3.1) and in consideration of Cephalon granting Schwarz Pharma the option to exercise an exclusive license to the Backup Compounds (as set forth in Section 3.3), Schwarz Pharma shall pay Cephalon (i) on the Effective Date, by wire transfer (or as otherwise agreed upon by the Parties), an amount equal to [**] dollars [**]; and
(ii) on or before the first anniversary of the Effective Date, by wire transfer (or as otherwise agreed upon by the Parties) an amount equal to [**] dollars [**].

4.2 TRANSFER PRICING. Schwarz Pharma shall pay the following amounts to Cephalon as transfer prices on Net Sales:

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     (a) Subject to Section 4.2(e), Schwarz Pharma shall pay to Cephalon (i) a transfer price in the amount of [**] percent [**] of the annual Net Sales of Kyowa Licensed Products in the Territory for all annual Net Sales less than [**] dollars [**]; and (ii) a transfer price in the amount of [**] percent [**] of the annual Net Sales of Kyowa Licensed Products in the Territory for all annual Net Sales equal to or greater than [**] dollars [**].

     (b) If Schwarz Pharma exercises its option in Section 3.3 to take an exclusive license to Cephalon Licensed Products in the Territory, subject to
Section 4.2(e), Schwarz Pharma shall pay to Cephalon a transfer price in the amount of [**] percent [**] of the annual Net Sales of Cephalon Licensed Products in the Territory.

     (c) Notwithstanding the provisions of Sections 4.2(a) and 4.2(b), while the parties fully expect that the transfer pricing that Cephalon will charge Schwarz Pharma hereunder for the supply of Licensed Products, which is dependent upon the price for which Schwarz Pharma will be able to sell Licensed Products in the Territory, is reasonable and will allow each Party to make an acceptable return for their efforts, the Parties acknowledge and agree that because the Licensed Products are still in development and the competitive situation in the marketplace could change unexpectedly, the transfer pricing hereunder may result in an undue hardship on one or both of the Parties. Therefore, the parties agree that if the transfer pricing hereunder results in a situation where Cephalon is unable to make a fair profit [**] on the sale of Licensed Products to Schwarz Pharma, and/or in a situation where Schwarz Pharma is unable to make a fair profit (transfer prices in the ranges set forth in Section 4.2(a), above, as a percentage of annual Net Sales) on the sale of Licensed Products in the Territory, the parties agree to renegotiate the transfer price terms in good faith to allow each party to make an acceptable return.

     (d) Schwarz Pharma shall maintain (and shall require its Affiliates, sublicensees and third party marketers to maintain, if applicable) such records as it creates in the ordinary course of its business of all sales of Licensed Products pursuant to the licenses granted hereunder, for a period of not less than five (5) years from the date of the applicable Net Sales. Cephalon shall have the right, upon no less than two (2) weeks prior written notice to Schwarz Pharma, and at its own expense and through a certified public accountant or like person reasonably acceptable to Schwarz Pharma, to examine such records during regular business hours during the life of this Agreement and for twelve (12) months after the later of its termination or the last sale of Licensed Products by Schwarz Pharma subject to the transfer pricing obligations outlined above; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding five
(5) years and provided further that such certified public accountant shall be subject to the confidentiality provisions of this

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Agreement, shall not retain or make copies of any Schwarz Pharma records, and shall report to Cephalon only as to the accuracy of said transfer price statements and payments.

     (e) Upon shipment of Licensed Products to Schwarz Pharma, Cephalon shall immediately invoice Schwarz Pharma in the amount of a provisional transfer price for the Licensed Products, which amount shall equal the transfer price as set forth in Sections 4.2(a) and 4.2(b) based upon Schwarz Pharma's Net Sales during the immediately preceding calendar quarter. With respect to shipments prior to the first commercial sale of Licensed Products and during the first two calendar quarters after such first commercial sale only, the provisional transfer price shall be based upon Schwarz Pharma's best estimates in accordance with its most recent sales forecasts. Within six (6) months after the first commercial sale of said Licensed Products, Schwarz Pharma shall conduct an accounting to determine the actual Net Sales for the first two calendar quarters, and Schwarz Pharma shall pay to Cephalon within sixty (60) days any understated amounts, or Cephalon shall pay to Schwarz Pharma any overstated amounts. Thereafter, within sixty (60) days after the end of each calendar quarter during the pendency of this Agreement, Schwarz Pharma shall deliver to Cephalon a true accounting of all Licensed Products sold by Schwarz Pharma (and by its Affiliates, sublicensees and third party marketers, if applicable) during such calendar quarter and shall, at the same time, Schwarz Pharma shall pay all additional transfer prices in excess of the current provisional transfer price due Cephalon on the basis of the Net Sales attributable thereto or Cephalon shall, within thirty days after receiving such accounting pay to Schwarz Pharma any overpayment and the provisional transfer price shall be adjusted accordingly. Such accounting shall show sales on a country-by country and Licensed Product-by-Licensed Product basis, and such accounting shall state the Net Sales subject to transfer pricing under this Article 4, the calculation of transfer pricing with respect thereto, and shall separately show the calculation of all adjustments thereto.

4.3  Milestone Payments.

     (a) In consideration of the rights granted pursuant to this Agreement and for so long as this Agreement has not been terminated, Schwarz Pharma shall pay to Cephalon those amounts set forth below (subject to Section 4.3(b), Section 4.3(c) and Section 4.4 hereof) by wire transfer (or as otherwise agreed by the parties) not later than thirty (30) days following the completion of the milestones set forth below:

       (i)   [**]



       (ii)  [**]


**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

       (iii) [**]

       (iv)  [**]

       (v)   [**]

     (b) For each of the milestones set forth in Sections 4.3(a)(i)- (v), above, Cephalon shall receive payment for any one of the Lead Compound, CEP-751 or CEP-2563 which achieves the individual milestone, and any one of the Backup Compounds which achieves the individual milestone, without regard to whether the milestone is achieved in the US Program or the Development Program.

     (c) With respect to unpaid milestones under 4.3 (a) (ii) and 4.3 (a) (iv) relating to any Pivotal Trial(s) the design of which was not accepted in writing by Schwarz Pharma, but for which Schwarz Pharma receives notice from the EMEA accepting such MAA, such milestones shall be due and payable immediately (and no later than thirty [30] days subsequent to the notice from the EMEA of the validation of such MAA).

4.4 Credits Against Milestone Payments. Milestone payments made by Schwarz Pharma under the terms of Section 4.3 hereof in connection with the Lead Compound, CEP-751, CEP-2563 or a Backup Compound that subsequently "fails in development" (as defined below), or for which Schwarz Pharma otherwise fails to obtain approval of the applicable MAA, and is subsequently replaced by a Backup Compound that is so designated by Schwarz Pharma for the same indication, shall be credited against milestone payments for such Backup Compound. Failure in development shall mean a) any failure to reach the defined success criteria in the clinical program of the US Program or the Development Program with respect to safety and/or efficacy, b) any failure to fulfill clinical or preclinical regulatory requirements established by the EMEA; c) any failure to meet CMC standards; and/or d) failure of the Compound to demonstrate a sufficient competitive profile of safety, efficacy or price to support commercialization.

4.5 Development Budget Variances. Schwarz Pharma shall provide to Cephalon, upon Cephalon's reasonable request, documentation that supports the expenses incurred by Schwarz Pharma under the Development Budget. Cephalon shall have the right, at its own expense and through a certified public accountant or like person reasonably acceptable to Schwarz Pharma, to audit the records supporting the Development Budget during regular business hours during the life of this Agreement and for twelve (12) months after the later of its termination or the last sale of Licensed Products by Schwarz Pharma. If Schwarz Pharma fails to spend at least [**]of the

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

[**] dollar [**] Development Budget under the Development Plan, then Schwarz Pharma agrees to pay Cephalon [**] percent [**] of the difference between [**] dollars [**] and the actual amount Schwarz Pharma spends on the Development Plan, but in no case more than [**] dollars [**], by the date of the first commercial sale of Licensed Product. Such payment shall be made by Schwarz Pharma to Cephalon on or before the date of the first anniversary of the first commercial sale. If, based on European regulatory requirements or state-of-the-art medical practice, Schwarz Pharma spends in excess of [**] of the [**] dollar [**] Development Budget under the Development Plan, then Cephalon agrees to pay Schwarz Pharma [**] percent [**] of the difference between [**] dollars [**] and the actual amount Schwarz Pharma spends on the Development Plan, but in no case more than [**] dollars [**], by the date of the first commercial sale of Licensed Product, provided, however, that in no event shall Schwarz Pharma charge any costs to the Development Budget to the extent that such costs were incurred by Schwarz Pharma because of Schwarz Pharma's gross negligence in the conduct of the Development Program. Such payment shall be made either as direct payment or credits against Schwarz Pharma milestone payments, at Schwarz Pharma's option.

4.6  Taxes.   If Schwarz Pharma is required by law to withhold any taxes or other governmental obligations from the milestone or transfer price obligations to be paid to Cephalon under the terms of this Article 4, then Schwarz Pharma shall provide notice to Cephalon of any such requirement. In such event, Schwarz Pharma may withhold and pay such taxes or obligations on behalf of Cephalon, provided that Schwarz Pharma sends to Cephalon original receipts of such payments (or if it is not possible to obtain an original receipt, other official written confirmation thereof).

4.7  Payments

     (a) Currency: All payments due under this agreement shall be payable in
         --------
U.S. dollars. Any conversion of Net Sales from local currencies shall be made at the average rate prevailing for the applicable calendar quarter as published in The Wall Street Journal.

     (b) Other Payments: Cephalon shall invoice Schwarz Pharma for any
         --------------
incremental At Cost expenses in the US Program incurred by or on behalf of Cephalon at Schwarz Pharma's request for support of the Development Program in the Territory, and such incremental expenses shall be due and payable within sixty (60) days of invoicing.

     (c) Late Payments:  Each party agrees to pay interest at the lower of the
         -------------
rate of i) one percent (1%) per month compounded daily, or ii) the highest rate allowable under applicable law, accruing from the due date of such payment, on any payment due to the other party which is

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

more than thirty (30) days overdue.

Article 5.  Regulatory Matters

5.1 Regulatory Approvals. Schwarz Pharma shall be responsible for obtaining and shall own all necessary regulatory and marketing approvals for the use and sale of Licensed Products in the Territory, unless otherwise agreed to by the Parties.

5.2 Diligence in Regulatory Submissions and Product Launch. Schwarz Pharma agrees to prepare and file MAAs for Licensed Products in the Territory using resources as if said Licensed Products were of Schwarz Pharma origin and have the same commercial potential. Unless otherwise agreed upon by the Parties, Schwarz Pharma agrees to file a MAA with the EMEA (or with a regulatory authority in one of the following countries: [**] within [**] following successful completion of the Development Program (including all related activities) for any Kyowa Licensed Products and Cephalon Licensed Products, and to launch such Licensed Products in the Territory as soon as practicable following the date of marketing (and, if applicable, pricing and reimbursement) approval in each country in the Territory, and in a manner at least consistent with the launch of other products having the same or similar commercial potential that are marketed and sold by Schwarz Pharma in such country. Notwithstanding anything to the contrary in this Section 5.2, Schwarz Pharma agrees to use Reasonable Business Efforts to:

     (a) launch the first clinical study(ies) in the Territory within [**] of the Effective Date of this Agreement and the fulfillment of all applicable requirements of a competent regulatory authority in the Territory and in accordance with the Development Plan;

     (b) complete the analysis and report on the first proof-of-principle clinical study(ies) in the Territory within [**] of the Effective Date;

     (c) initiate the first Pivotal Trial within [**] of the Effective Date; and

     (d) file a MAA with the EMEA (or with a regulatory authority in one of the following countries: [**] within [**] after the filing by or on behalf of Cephalon of a NDA with the US Food and Drug Administration for any Licensed Products, provided that the US NDA filing meets EMEA regulatory requirements, or otherwise within [**] after completion by Schwarz Pharma of the Pivotal Trial(s) required to support an EMEA filing.

5.3 Cooperation. Both Parties hereby agree to: (i) cooperate with each other and render

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

assistance in connection with the filing of a MAA (or other application for regulatory approval) with any governmental authority or agency which may be required, whether in or outside the Territory, to obtain approval to market Licensed Products or to obtain pricing and reimbursement approval; and (ii) execute documents, and provide a letter of authorization or other documentation to the appropriate regulatory authorities or to any other governmental authority or agency, as necessary or advisable, to enable either Party to file, refer to or incorporate by reference all technical information including data on file with any such agency or authority concerning Licensed Products that may be contained in a drug master file or otherwise. In the event that any such drug master file is supplemented or modified, each Party agrees to notify the other Party promptly that supplements or modifications have been made.

5.4 Product Recalls. If (i) any governmental or regulatory authority issues a request, directive, or order that any Licensed Product be recalled or withdrawn from the market, (ii) a court of competent jurisdiction in a final, nonappealable judgment orders a recall or withdrawal of any Licensed Product, or
(iii) following discussion between the Parties, and giving due consideration to the views of the other Party, the Party holding the MAA (or analogous marketing application outside the Territory) for the applicable Licensed Product determines in its sole discretion that said Licensed Product should be recalled or withdrawn from one or more countries within its respective territory, then the Parties together shall take all appropriate corrective actions to effect the recall or withdrawal. The costs and expenses of notification and destruction or return of the recalled or withdrawn Licensed Product in the Territory shall be borne by Schwarz Pharma, provided, however, that in the case of recalls due to latent defects in a manufacturing lot of Licensed Products which Schwarz Pharma would not have been reasonably able to detect and reject, Cephalon shall bear such costs and expenses.

Article 6.  Manufacture and Supply of Compounds and Licensed Products

6.1  Supply AgreementS.

     (a) Definitive Supply Agreements. The Parties agree to negotiate in good faith the terms of a definitive supply agreement with regard to pre-commercial and commercial supply of Compounds (and their associated Licensed Products) under which Cephalon will manufacture and supply Compounds and Licensed Products to Schwarz Pharma, which supply agreement shall contain terms and conditions customary in the industry, including without limitation those relating to GMP compliance, compliance with product specifications, quality control, records, storage, inspection, product delivery and acceptance, lead times, firm orders, forecasts, quantity, inventory requirements, and assurance of supply [**], and audit rights in favor of Schwarz Pharma. The supply agreement will provide that Schwarz Pharma shall purchase exclusively

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

from Cephalon all of Schwarz Pharma's requirements for Licensed Products during the term of this Agreement and such supply agreement shall have a term not less than the term of this Agreement . Schwarz Pharma will be responsible for packaging and labeling the finished dosage form Licensed Products to be marketed and sold in the Territory. Schwarz Pharma shall provide to Cephalon samples of the label, package insert, packaging, advertising and promotional materials for each Licensed Product, and Cephalon shall, if it has any concerns regarding compliance of such samples with applicable law as such law relates to Cephalon's responsibilities as a manufacturer, it shall notify Schwarz Pharma within thirty
(30) days after receipt of the samples.

     (b) Preclinical and Clinical Supply. Until the definitive supply agreement described in Section 6.1(a) has been executed by the parties, Cephalon agrees to use its Reasonable Business Efforts to supply Schwarz Pharma and Schwarz Pharma agrees to purchase from Cephalon sufficient quantities of preclinical and clinical supplies of GMP quality Compounds in order to permit Schwarz Pharma to conduct the Development Program hereunder. Schwarz Pharma acknowledges that Cephalon may engage new third party manufacturers (other than those in existence as of the Effective Date), subject to the prior written approval of Schwarz Pharma not to be unreasonably withheld or delayed, to produce the Compounds. Schwarz Pharma shall purchase exclusively from Cephalon all of Schwarz Pharma's requirements for Compounds during the term of this Agreement. Cephalon shall provide pre-clinical and clinical supply At Cost. All such supplies shall be provided in finished dosage form, packaged in bulk containers, ready for final packaging and labeling. Cephalon shall use its Reasonable Business Efforts to provide Phase III clinical supplies that either i) consist of final drug product in the dosage form specified by Schwarz Pharma to be utilized in its applicable regulatory filing, or, ii) consist of supplies that are bioequivalent to the final commercial dosage form, provided, however, that if such Phase III clinical supplies do not consist of final drug product, then Cephalon shall bear any additional development costs which may be incurred as a result. Cephalon shall be responsible for timely compliance with all CMC requirements in the Territory, including, without limitation, development and manufacturing of drug substance and drug product and qualification and maintenance of manufacturing facilities.

     (c) Commercial Supply. Cephalon agrees to use its Reasonable Business Efforts to supply Schwarz Pharma and Schwarz Pharma agrees to purchase from Cephalon sufficient quantities of commercial supplies of GMP quality finished dosage form Licensed Products in the Territory, to be packaged in bulk containers. Schwarz Pharma acknowledges that Cephalon has engaged and may engage additional third party manufacturers to produce bulk drug substance and/or finished dosage form. Schwarz Pharma shall pay Cephalon a transfer price for finished dosage form as described in Section 4.2. Such finished dosage form shall in all cases be

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

provided in a product format specified by Schwarz Pharma to meet then current European regulatory requirements specified by the EMEA. Schwarz Pharma shall purchase exclusively from Cephalon all of Schwarz Pharma's requirements for the Licensed Products during the term of this Agreement. Schwarz Pharma hereby grants to Cephalon a right of first negotiation to obtain from Schwarz Pharma the right to supply Schwarz Pharma with Licensed Products after the expiration of the term of this Agreement. In the event Schwarz Pharma requires supply of Licensed Products after the termination of this Agreement, then not less than [**] prior to the expiration or termination of this Agreement and prior to negotiating with any third party manufacturer, or manufacturing itself, Schwarz Pharma shall notify Cephalon of its supply requirements. Cephalon shall have thirty (30) days thereafter to notify Schwarz Pharma in writing that it is interested in supplying Schwarz Pharma. If Cephalon so notifies Schwarz Pharma then the parties shall proceed in good faith to negotiate a supply agreement for Licensed Products. If Cephalon notifies Schwarz Pharma that it is not interested in such a supply arrangement, or fails to notify Schwarz Pharma within such thirty-day period, or fails to reach agreement with Schwarz Pharma on the terms of such supply arrangement within ninety (90) days after such notification, then Schwarz Pharma shall be free to negotiate with any third party for supply. In the event that Cephalon determines to directly manufacture Licensed Products, or to contract with a new or additional third party manufacturer for supplies of Licensed Product at any time, then, if that Licensed Product is either currently under development or being commercialized by Schwarz Pharma, Cephalon shall promptly notify Schwarz Pharma and, upon the request of Schwarz Pharma, the parties shall discuss the possibility of Cephalon granting manufacturing rights to Schwarz Pharma to make Licensed Product for sale in the Territory.

Article 7.     Marketing, Promotion and Sale of Product

7.1 MARKETING. Schwarz Pharma agrees to use its Reasonable Business Efforts to promote the sale of Kyowa Licensed Products and Cephalon Licensed Products in the Territory and to maximize the Net Sales thereof. In connection with these efforts, Schwarz Pharma shall regularly prepare and update a commercialization plan (the "Marketing Plan") for review by Cephalon not less than once per calendar year following the filing of the first MAA, which Marketing Plan will set forth the Licensed Product marketing and selling strategies, and will include an estimated promotional budget, detailing objectives, planned training and educational programs for its sales force, upcoming symposia, seminars and professional relations events in the Territory, and other matters appropriate and customary in the industry for such a Marketing Plan, all of which shall give due consideration to the experience and perspective of Cephalon with respect to optimal marketing and selling practices in the Territory. With respect to Licensed Products, Schwarz Pharma agrees to provide that level of sales and promotional support which is, in the aggregate, at a level comparable to that incurred in the industry for pharmaceutical

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

products of comparable market potential. All Know-How resulting from implementation of the Marketing Plan will be owned by Schwarz Pharma and made available to Cephalon as set forth in Article 8 Notwithstanding Cephalon's review of the Marketing Plan, Schwarz Pharma shall have the final authority to determine product positioning, pricing [subject to Section 4.2(c)] and all other marketing and promotional issues, expenditures and activities. If Schwarz Pharma determines in good faith that it would not be in the mutual best interests of the Parties for it to commence (or to continue, as the case may be) marketing and selling Kyowa Licensed Products or Cephalon Licensed Products in any given country in the Territory for which it has received marketing approval, then it will promptly notify Cephalon of such determination and the Parties will discuss appropriate resolution, which may include the forfeiture of territorial rights in such countries to Cephalon under terms and conditions to be mutually agreed upon; provided however, that Schwarz Pharma shall be deemed to be marketing and selling the applicable Licensed Product in all countries of the European Union if it is marketing and selling said Licensed Product in each of the following countries: [**].

7.2 Compliance. Schwarz Pharma shall have obtained and shall maintain in good standing all required permits, licenses and regulatory approvals necessary or advisable to market, promote, sell and distribute Licensed Products in the Territory. Schwarz Pharma shall comply with all local laws, rules, regulations, and reporting requirements in force in the Territory covering, among other things, the marketing, promotion and sale, and the payment for, the Licensed Products.

7.3 Sale of Product. Prior to filing the initial MAA for a Licensed Product in the Territory, Schwarz Pharma will provide to Cephalon in writing its good faith non-binding forecast of aggregate Net Sales to be obtained in the Territory for at least the first three calendar years after the first commercial sale hereunder, and thereafter shall provide to Cephalon its sales forecasts for such Licensed Product as generated in the ordinary course of its business ("Annual Sales Forecasts"). In the event that a Licensed Product has more than one indication, the Annual Sales Forecasts may include separate minimum Annual Sales Forecasts for each Licensed Product indication. If, despite its Reasonable Business Efforts, Schwarz Pharma fails to meet its most recent Annual Sales Forecasts , then the Parties shall meet to discuss whether such shortfall is due principally to market conditions beyond the control of Schwarz Pharma, or whether certain marketing and sales initiatives or other actions should be taken.

Article 8.  Rights to Data and Regulatory Compliance

8.1 Sharing of Data. Subject to the license grants set forth in Article 3, the Parties shall provide to each other and have reciprocal rights to use, in connection with the development and

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

commercialization of Compounds, all Know-How generated either by or for either Party, or jointly by or for the Parties, under the Development Program or the US Program in each of its respective territories. Such Know-How may be used by Cephalon inside or outside the Territory and inside or outside the Field subject to the rights of Schwarz Pharma to use all such Know-How set forth herein. Schwarz Pharma agrees to use Cephalon's Know-How and any other Know-How, to the extent such Know-How is directly related to Compounds or Licensed Products, solely for the development of Compounds within the Field and the commercialization of Licensed Products within the Territory . The Parties shall agree on a format to be used to enable the Parties to have prompt, electronic access to all data generated (whether generated jointly or by or on behalf of either Party separately), subject to appropriate electronic encryption and other confidentiality requirements to preserve the integrity of each party's proprietary data.

8.2  Adverse Drug Events.  The Parties hereby agree that, not later than sixty
(60) days after the Effective Date, they will establish procedures for the handling and reporting of adverse events ("AEs"), and that such procedures shall require that the Parties inform each other in an appropriate and efficient manner of any such AEs with respect to Compounds and the Licensed Products, taking into account those procedures used regularly by the Parties and those requirements of the EMEA, the FDA and other relevant regulatory authorities. Details of the AE exchange with respect to e.g. form, content, timelines, etc. will be agreed and documented by the Parties respective drug safety departments. Notwithstanding the above, Cephalon shall be allowed to retain copies in electronic or other formats of all information relating to adverse drug events for any Compound recorded in the Development Program and in the US Program.

8.3 Notice of Governmental Action. During the term of this Agreement, each Party further agrees to immediately notify the other Party about any information such Party received regarding any threatened or pending action by a governmental agency which may involve the safety and efficacy claims of Compounds or Licensed Products or the continued clinical testing or marketing thereof. Upon receipt of any such information, Cephalon shall consult with Schwarz Pharma in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation.

Article 9.  Limited Liability

OTHER THAN THOSE WARRANTIES SET FORTH IN SECTION 16 BELOW, CEPHALON MAKES NO WARRANTY (EXPRESS OR IMPLIED) AS TO THE

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

COMPOUNDS OR THE LICENSED PRODUCTS. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SOLE AND EXCLUSIVE REMEDY OF SCHWARZ PHARMA FOR ANY LIABILITY OF ANY KIND, INCLUDING LIABILITY BASED ON WARRANTY FOR COMPOUND SUPPLIED TO SCHWARZ PHARMA BY CEPHALON (EXPRESS OR IMPLIED, WHETHER CONTAINED HEREIN OR ELSEWHERE), NEGLIGENCE, STRICT LIABILITY, CONTRACT OR OTHERWISE IS LIMITED TO THE REPLACEMENT OF COMPOUND OR LICENSED PRODUCT (AS THE CASE MAY BE) OR THE REFUND OF THE SUPPLY PRICE THERFOR. CEPHALON SHALL IN NO CASE BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOST PROFITS.

Article 10.  Trademark for Licensed Products

10.1 Selection of Trademarks. The Parties acknowledge that it may be in their mutual best interests to attempt to develop a single trademark for use within and outside the Territory for a given Licensed Product, and agree to discuss the choice and selection of the trademark at an appropriate time prior to commercial launch. Any single trademark for use within the Territory and within the United States for a given Licensed Product shall be made in accordance with Section 4.3 of the TAP Agreement. In the event that such trademark is licensed by TAP to Cephalon, then Cephalon shall grant to Schwarz Pharma a royalty-free, exclusive sublicense to such trademark for use with the Licensed Products in the Territory for the term of this Agreement. All other such trademarks in the Territory shall be owned by, and registered in the name of Schwarz Pharma. Cephalon agrees that Cephalon will select for its own marketed products trademarks not confusingly similar to the trademarks chosen for the Licensed Products.

Article 11.  Inventions

11.1 Disclosure of Inventions. During the pendency of this Agreement, the Parties agree to disclose to each other any and all inventions, discoveries and improvements that may be conceived, reduced to practice, or made by either Party while engaged in the performance of this Agreement and that are within the scope of the licenses granted under Article 3 hereof,]whether patentable or unpatentable including without limitation any new compositions, formulations, uses, dosages, methods of formulating, processes, methods of manufacture or the administration thereof (collectively, "Improvements"). The Parties further agree to exchange any Know-How related to or covered by the Improvements that is reasonably necessary in order to utilize such Improvements.

11.2 Inventorship. Inventorship and ownership with respect to all patentable Improvements

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

shall be determined in accordance with U.S. patent law.

11.3 Ownership. All Improvements to the extent directly related to the Compounds, whether discovered or developed by Cephalon, by Schwarz Pharma or jointly by Cephalon and Schwarz Pharma in collaboration hereunder, shall be owned by Cephalon. Cephalon shall grant Schwarz Pharma an option for an exclusive, royalty-free license to use and sell such Improvements in the Territory, but only to use and sell Compounds in the Field or Licensed Products in the Territory. All Improvements discovered or developed solely by Schwarz Pharma during the performance of this Agreement to the extent that they are not directly related to the Compounds, shall be owned by Schwarz Pharma. Schwarz Pharma shall grant Cephalon an option for an exclusive, royalty-free license to such Improvements outside the Territory , but only to make, have made, use and sell Compounds or Licensed Products outside the Territory. All Improvements discovered or developed jointly by Cephalon and Schwarz Pharma during the performance of this Agreement that are not directly related to the Compounds, shall be owned jointly by Cephalon and Schwarz Pharma. Each party shall grant to the other party an option for an exclusive, royalty-free license to such jointly owned Improvements that are not directly related to the Compounds, outside the Territory as to Cephalon, and in the Territory as to Schwarz Pharma, but in each case only to make, have made, use and sell Compounds and Licensed Products.


Article 12. Patent Rights. Each Party, at its own expense, shall prepare, file, prosecute and maintain all patents and patent applications for Improvements that it owns. Each Party shall keep the other Party fully advised of the status of all such patents and patent applications. In addition, each party shall make Reasonable Business Efforts to send the other Party advance drafts of any papers to be filed relating to such patents and patent applications and shall consider the suggestions of the other Party and its patent counsel with respect to the prosecution and maintenance of such patents and patent applications. If a Party fails to prepare, file, prosecute or maintain such patents and patent applications as required by this Agreement, it shall immediately notify the other Party and the other Party shall have the right to assume responsibility and control at its own expense for said preparation, filing, prosecution and maintenance of such patents and patent applications in the name and on the account of the original party. Each Party shall cooperate reasonably with the other upon request in promptly executing any and all such patent applications, or other instruments deemed necessary or useful by either or both Parties in connection with the application prosecution or maintenance of such patents or patent applications.

     Cephalon, at its own expense, shall prepare, file, prosecute and maintain all Patent Rights for Cephalon Technology in the Territory. Cephalon shall keep Schwarz Pharma fully advised of

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

the status of all Patent Rights. In addition, Cephalon shall make commercially reasonable efforts to send Schwarz Pharma advance drafts of any papers to be filed relating to Patent Rights in the Territory and shall consider the suggestions of Schwarz Pharma and its patent counsel with respect to the prosecution and maintenance of Patent Rights in the Territory. If Cephalon fails to prepare, file, prosecute or maintain Patent Rights in the Territory as required by this Agreement, it shall immediately notify Schwarz Pharma and then Schwarz Pharma shall have the right to assume responsibility and control at its own expense for said preparation, filing, prosecution and maintenance of any such Patent Rights in the name and on the account of Cephalon. Each Party shall cooperate reasonably with the other upon request in promptly executing any and all patent applications, or other instruments deemed necessary or useful by either or both Parties in connection with the application, prosecution or maintenance of Patent Rights in the Territory.

Article 13.  Infringement

13.1  Notice Regarding and Authority to Take Action Against Infringers.   Each
Party shall promptly notify the other Party of any identified infringement by third parties of the proprietary rights of either Party with regard to Compounds and Licensed Products. If any of the Patent Rights are infringed in the any of the following countries[**], then Cephalon shall have the obligation to commence appropriate legal action to enjoin such infringement at its sole expense, and Schwarz Pharma shall provide its complete cooperation to Cephalon in doing so, at Schwarz Pharma's expense. If any of the Patent Rights are infringed in any of the remaining countries in the Territory, Cephalon shall have the right but not the obligation to commence appropriate legal action to enjoin such infringement at its sole expense, and Schwarz Pharma shall provide its complete cooperation to Cephalon in doing so, at Schwarz Pharma's expense. If, in the latter case, Cephalon fails to initiate such action within ninety
(90) days after being notified of the infringement, Schwarz Pharma shall have the right, but not the obligation, to undertake such action at its own expense, in the name of Cephalon, and Cephalon agrees to provide its complete cooperation to Schwarz Pharma, at Cephalon's expense. Any damages or awards resulting from the prosecution of such claim shall be applied first, to reimburse the parties pro-rata for their costs and expenses, with any balance to be shared by the Parties in proportion to their respective economic losses from such infringement. Notwithstanding the foregoing, the Parties acknowledge that the Kyowa License, which is attached hereto as Exhibit D, establishes all applicable procedures and responsibilities for enforcement of rights relating to the Kyowa Technology.

13.2 Notice of Infringement of Third Party Proprietary Rights. Each Party shall promptly notify the other Party of any notification received or claim against it asserting infringement of third party proprietary rights by Licensed Products, Compounds, Know-How or Improvements.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

13.3 Infringement of Third Party Proprietary Rights. If a claim alleging infringement of third party proprietary rights in the Territory is made against Schwarz Pharma, then Cephalon may elect to defend against such a claim on behalf of Schwarz Pharma at the cost and expense (including, without limitation, attorneys fees) of Cephalon, but Schwarz Pharma may be represented in such event by legal counsel in an advisory capacity at its own expense. However, if Cephalon does not elect to defend against such a claim within one hundred twenty
(120) days after receiving notice (whether from Schwarz Pharma or otherwise) of such claim, Schwarz Pharma has the right, but not the obligation, to defend against such claim at its own expense. The Party assuming said defense shall keep the other Party informed of the status of the case. If the Party assuming said defense determines to file a counterclaim against the third party claiming infringement, and subsequently prevails in obtaining damages or awards, then such award or damages shall be divided on the same basis as set forth in Section 13.1, above. Regardless of which Party assumes the defense of any such claim, if damages are awarded based upon said claim, then the Parties shall allocate the responsibility for paying said damages in proportion to their respective economic interests in the country or countries within the Territory as to which such damage award is based. Notwithstanding the foregoing, the Parties acknowledge that the Kyowa License, which is attached hereto as Exhibit D, establishes all applicable procedures and responsibilities for the defense of infringement claims raised with respect to Kyowa Licensed Products.

Article 14.  Term and Termination

14.1 Term of the Agreement. This Agreement shall commence as of the Effective Date, and will terminate by mutual agreement of the Parties, or otherwise in accordance with the provisions of this Article 14. The parties obligations with respect to Sections 4.2 and 4.6 and Article 6 shall expire upon the last to occur of (i) the expiration date of the last to expire of Valid Claims of Patent Rights to any Licensed Product; (ii) the end of any period of market exclusivity under any MAA for any Licensed Product (or under the terms of applicable laws and regulations); or (iii) that date which is the tenth (10th) anniversary of the first commercial sale of a Licensed Product by Schwarz Pharma in the Territory.

14.2 Termination of Development Program for a Compound. All rights to any Compounds for which development has been discontinued in its entirety by Schwarz Pharma, including any rights of use to Kyowa Technology and Cephalon Technology related to such Compound, automatically shall revert to Cephalon, subject to the terms of this Agreement..

14.3 Termination for Breach by Either Party. Upon breach of any material provision of

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

this Agreement, the breaching Party will be given written notice and ninety (90) days within which to remedy such breach. Failure to remedy any such breach within this time period (or if the breach is not capable of remedy in such time period, to undertake continuous and diligent efforts to remedy such breach) will constitute sufficient grounds for termination by the other Party without any further notice. Upon termination of this Agreement due to unremedied breach by either Party, the breaching Party shall have no liability to the other Party (or to any third party)for any damages, losses, indemnity, compensation, costs or expenses of any kind for lost profits or prospective sales, investments made or expenses incurred in connection with the establishment, development or maintenance of its business, markets or customers, fees for transferring Compounds, product registrations, or any similar claims, damages, fees or payments.

14.4 Termination by Schwarz Pharma. Schwarz Pharma shall have the right to terminate this Agreement at any time upon no less than (i) six (6) months prior written notice to Cephalon up until commercial launch of the first Licensed Product in the Territory or upon (ii) twelve (12) months prior written notice to Cephalon at any time thereafter.

14.5 Termination for Product Failure. Either Party shall have the right to terminate this Agreement with respect to a particular Compound or Licensed Product upon thirty (30) days written notice if nonclinical or clinical evidence about that Licensed Product demonstrates a sufficiently serious adverse risk/benefit profile that further development or commercialization of such Compound or Licensed Products permanently suspended a regulatory authority or other authority of competent jurisdiction in any Major Country of the Territory.

14.6 Effects of Termination. Upon termination of this Agreement due to unremedied breach by Schwarz Pharma, unilateral termination by Schwarz Pharma, or upon termination of this Agreement by the mutual agreement of the Parties, the following provisions shall apply:

     (a) Schwarz Pharma acknowledges that except as provided herein, upon any such termination it shall have no further rights with respect to the Cephalon Technology, the Kyowa Technology, the Compounds and the Licensed Products. All rights granted to Schwarz Pharma under this Agreement shall immediately revert to Cephalon, except as provided below, and Schwarz Pharma shall immediately cease its use of Cephalon Technology and Kyowa Technology. To the extent necessary or advisable, at the request of Cephalon Schwarz Pharma immediately will grant to Cephalon a perpetual, exclusive (exclusive even as to Schwarz Pharma), fully-paid, royalty-free license under any Patent Rights, Know-How, Improvements, trademarks or any other proprietary rights whatsoever held by Schwarz Pharma necessary to enable Cephalon to make, have made, use and sell Licensed Products in the Territory, and Schwarz Pharma will execute any documents necessary to facilitate the intent of this paragraph;

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     (b) Any outstanding unpaid invoices shall become due and payable immediately in lieu of any payment terms previously agreed upon by the Parties;

     (c) Schwarz Pharma shall cease use of all Compounds in the Territory, and shall cease all marketing, sales and distribution of Licensed Products in the Territory; provided, however, that Schwarz Pharma shall have the right to sell in accordance with the terms of this Agreement all unsold inventories of any such Licensed Products in its possession unless Cephalon, at its sole discretion, shall exercise the option, by written notice to Schwarz Pharma on or before the effective date of such expiration or termination, to repurchase all remaining inventory then held by Schwarz Pharma at a purchase price equal to the cost of Products of such inventory; and

     (d) Schwarz Pharma will provide Cephalon with all copies of any MAA (or its equivalent outside the Territory) for Compounds or Licensed Product and any accompanying documentation (including without limitation all regulatory agency correspondence) in its possession or, if such registration application has not yet been filed in the Territory prior to the date of said termination or expiration, with all Know-How relating to all Compounds in its possession on such date. At the request of Cephalon, Schwarz Pharma shall take all steps as
may be required by applicable law to transfer any such   registration for
Licensed Products to Cephalon, or otherwise to enable Cephalon to market and sell Licensed Products in the Territory, and also shall provide full support to Cephalon to facilitate the prompt execution of such legal transfer. In no event shall Cephalon be obligated to pay any fee or to make any other payment to Schwarz Pharma, to the local government in the Territory, or to any third party, to effect such legal transfer. Except for termination due to unremedied breach by Schwarz Pharma, the costs incurred in connection with such transfer or enabling activities shall be shared equally between Schwarz Pharma and Cephalon.

14.7 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Cephalon to Schwarz Pharma, or by Schwarz Pharma to Cephalon are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101(52) of the Bankruptcy Code. The parties agree that each of them, as licensees of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the Bankruptcy Code, the party not in bankruptcy shall be entitled to a complete duplicate of, or complete access to, as appropriate, any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to such party not in bankruptcy (i) upon any such commencement of a bankruptcy proceeding

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

upon written request therefore by the party not in bankruptcy , unless the party in bankruptcy elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the party in bankruptcy upon written request therefore by the party not in bankruptcy

14.9 Survival of Obligations. All terms and conditions of this Agreement which the Parties intend to survive the expiration or termination hereof shall so survive, and shall include without limitation, those terms and conditions relating to confidentiality, indemnification, intellectual property rights generally, and rights to payment. More specifically, the termination of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other, including without limitation the obligation to pay for Compounds purchased, or transfer prices for Licensed Products sold prior to said termination.

Article 15.  Confidentiality.

15.1 Confidential Information.  During the term of this Agreement, and for ten
(10) years after its termination or expiration, each Party shall maintain in confidence any information concerning the subject matter hereof provided by the other Party (the "Providing Party"), and that is considered to be confidential by the Providing Party, regardless of whether provided prior to or after the Effective Date. Such information, collectively the "Confidential Information" shall be in writing and includes but is not limited to Know-How, Patent Rights, Improvements, Cephalon Technology and Kyowa Technology, documentation, business plans, cost and operational information, whether or not related to Compounds or Licensed Products. Confidential Information shall not be used or disclosed to others except for carrying out the purpose of this Agreement. The foregoing obligation of confidentiality shall not apply to any portion of the Confidential Information that a Party ("Receiving Party") can demonstrate by written documentation:

     (a) was already known to the Receiving Party;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of this Agreement;

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     (d) was subsequently lawfully disclosed to the Receiving Party by a third party; or

     (e) the Receiving Party was compelled to disclose by governmental administrative agency or judicial requirements; provided however, that any disclosure under this subsection 15.1(e) shall neither relieve the Receiving Party from attempting to impose confidentiality obligations on the governmental administrative agency or judicial body, to the extent feasible, nor shall it relieve the Receiving Party from maintaining the confidentiality of the Confidential Information with respect to third parties other than the agency or body as to which such compelled disclosure has been made.

15.2 Protection of Confidential Information. The Parties shall take all reasonable steps to eliminate the risk of disclosure of Confidential Information, including, without limitation, ensuring that only employees, agents, consultants, and representatives with a need to know the Confidential Information have access thereto. The Parties acknowledge by the signing of this Agreement that such employees, agents, and representatives are to be bound by substantially similar obligations of confidentiality as are established under this Article 15.

15.3 Presumptive Confidentiality of Information Exchanged. All information exchanged by the Parties under the terms and conditions of this Agreement shall be considered Confidential Information and treated as such unless otherwise specified and agreed upon by the Parties.

15.4 Use for Development Purposes and Following Termination For Breach. During the term of this Agreement or in the event that this Agreement is terminated for breach under the terms of Article 14, nothing herein shall be construed so as to preclude a party (during the Agreement term) or the non-breaching Party (after termination) from disclosing to a competent regulatory authority or to a third party, under appropriate confidentiality provisions, any, Know-How, Improvements or other Confidential Information, that it may deem necessary or advisable in order to support the further development or commercialization of Compounds or Licensed Products.

Article 16.  Representations, Warranties and Covenants

16.1 General Representations. Each Party hereby represents and warrants to the other as follows:

     (a) Duly Organized. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement;

     (b) Due Execution. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation to which it is a Party or by which it or its assets may be bound or affected;

     (c) No Third Party Approval. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement;

     (d) Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except as may be limited by bankruptcy laws or other laws affecting the rights of creditors generally, and rules of law governing equitable remedies. Each is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder;

     (e) Inventions. It will take all steps reasonably necessary to ensure that its employees, agents, consultants and representatives convey to it all rights in and to any and all Improvements, trademark rights or any other proprietary rights that may be conceived or reduced to practice by said employees, agents, consultants and representatives;

     (f) Debarment. It is not debarred or suspended from receiving contracts from the United States or German government or other governmental authority or agency;

     (g) Full Disclosure. It has disclosed in good faith any and all material information related to the subject matter hereof and to the performance of its obligations hereunder.

16.2 Cephalon Representations, Warranties and Covenants. Cephalon hereby represents, warrants and covenants to Schwarz Pharma that, as of the Effective
Date:

     (a) Cephalon is the sole owner of the entire right, title and interest in and to those Patent

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Rights which include a Valid Claim for Compounds and the same are free of any liens, encumbrances, restrictions, licenses and other legal or equitable claims of any kind or nature;

     (b) Cephalon is the sole licensee of the entire right, title and interest in the part of the Kyowa Technology, which is sublicensed to Schwarz Pharma under this Agreement and the same are free of any liens, encumbrances, restrictions, licenses and other legal or equitable claims of any kind or nature;

     (c) It has the right to grant to Schwarz Pharma the licenses provided for in this Agreement;

     (d) To the best of its knowledge and belief, there are no third Party rights, licenses or patents, other than those granted to Schwarz Pharma hereunder, which are necessary for Schwarz Pharma's use and enjoyment of the licenses granted to Schwarz Pharma;

     (e) Cephalon has not received any notices from any third party alleging that Licensed Products or Compounds infringe or would infringe any third party rights within the Territory. To the best of Cephalon's knowledge, the manufacture, use and sale of Licensed Product in the Territory will not infringe any such third party rights;

     (f) If Schwarz Pharma has exercised its option to a Backup Compound, and provided Schwarz Pharma is not in breach of the terms of this Agreement, for the term of this Agreement, Cephalon shall not [**]. If Schwarz Pharma does not exercise its option to the Backup Compounds under Section 3.4 herein, and provided Schwarz Pharma is not in breach of the terms of this Agreement, for a period of [**], Cephalon shall [**], Cephalon shall [**];

     (g) For so long as Schwarz Pharma is undertaking the Development Program or commercializing a Licensed Product, Cephalon shall [**]; and,

     (h)   It shall use its Reasonable Business Efforts to:

           (i) Conduct outside of the Territory at least one Pivotal Trial with the Lead Compound (or CEP-751 or CEP-2563 if such Compounds are under development by Schwarz Pharma in the Territory) in either hormone-dependent or hormone-independent prostate cancer, the design and execution of which shall be coordinated with Schwarz Pharma such that the results of such Pivotal Trials may be used to support marketing approval of an EMEA regulatory approval under the Development Program;.

           (ii) Not conduct or allow to be conducted any development activities outside the

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     Territory which in its reasonable business judgment would jeopardize regulatory approval of Licensed Products worldwide;

          (iii) Install electronic encryption and other confidentiality requirements to preserve the integrity of Schwarz Pharma's proprietary data; and

          (iv) Amend the TAP Agreement to include the representations set forth in 16.2(h)(i), (ii) and (iii), above, and to provide to Schwarz Pharma, no later than the Effective Date of this Agreement, a copy of such amendment.


16.3 Schwarz Pharma Representations and Covenants. Schwarz Pharma hereby represents and covenants to Cephalon that:

     (a) Schwarz Pharma is acknowledged by the authorities in parts of the Territory as an approved manufacturer and marketer of drugs, and is as such under the inspection of the competent authorities;

     (b)    During the term of this Agreement, it will not [**].

     (c) It shall use its Reasonable Business Efforts in the Territory to conduct at least one Pivotal Trial with the Lead Compound (or CEP-751 or CEP-2563 if such Compounds are under development by Schwarz Pharma in the Territory) in either hormone-dependent or hormone-independent prostate cancer, the design and execution of which shall be coordinated with Cephalon and TAP such that the results of such Pivotal Trials may be used to support marketing approval of an NDA under the US Program.

16.4  Warranty Disclaimers.  Nothing in this Agreement shall be construed as:

     (a) a warranty or representation by Cephalon as to the validity or scope of the Cephalon Technology, other than as specifically provided to the contrary herein;

     (b) a warranty or representation that anything made, used, sold or otherwise disposed of under this Agreement is or will be free from infringement of patents, copyrights and trademarks of third Parties;

     (c) an obligation to bring or prosecute actions or suits against third parties for infringement, except as set forth in Section 13.1;

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     (d) except as otherwise provided herein, conferring rights to use in advertising, publicity or otherwise any trademark or the name of Cephalon or Schwarz Pharma;

     (e) any representation by either Party, express or implied, other than as specifically set forth herein, including representations of merchantability or fitness for a particular purpose, or that the use, manufacture, sale or distribution of Licensed Products will not infringe upon any third party patent, copyright, trademark or other rights.

Article 17.  Indemnification

17.1 Schwarz Pharma Indemnitees. Cephalon shall indemnify and hold Schwarz Pharma, its parent companies, Affiliates and subsidiaries, and the officers, directors and employees of each of them (the "Schwarz Pharma Indemnitees") harmless from any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) stemming from third party claims or actions (or the threat thereof) that are based upon (i) the breach of any material covenant, representation or warranty of Cephalon contained in this Agreement; (ii) the manufacture by Cephalon (or any Affiliate, assignee, subcontractor or sublicensee thereof) of any Compounds or Licensed Products; and (iii) the costs incurred by Schwarz Pharma in the successful enforcement of its rights under this Section 17.1. Notwithstanding anything to the contrary herein, Cephalon shall have no obligation to so indemnify the Schwarz Pharma Indemnitees to the extent that such losses, liabilities, obligations, claims, fees or expenses are based upon the conduct of the Schwarz Pharma Indemnitees.

17.2 Cephalon Indemnitees. Schwarz Pharma shall indemnify and hold Cephalon, its parent companies, Affiliates and subsidiaries, and the officers, directors and employees of each of them (the "Cephalon Indemnitees") harmless from any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) stemming from third party claims or actions (or the threat thereof) that are based upon (i) the breach of any material covenant, representation or warranty of Schwarz Pharma contained in this Agreement; (ii) the manufacture, use, marketing, promotion, sale or distribution by Schwarz Pharma (or any Affiliate, assignee, subcontractor or sublicensee thereof) of any Compounds or Licensed Products; (iii) the use by any person of any Licensed Products that were manufactured, marketed, sold or distributed by Schwarz Pharma (or any Affiliate, assignee, subcontractor or sublicensee thereof), including without limitation, any claim that said use resulted in personal injury or death; and
(iv) the costs incurred by Cephalon in the successful enforcement of its rights under this Section 17.2. Notwithstanding anything to the contrary herein, Schwarz Pharma shall have no obligation to so indemnify the Cephalon Indemnitees to the extent that such losses, liabilities, obligations, claims, fees or expenses are

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

based upon the conduct of the Cephalon Indemnitees.

17.3 Indemnification Procedures. In the event that one Party receives notice of a claim, lawsuit, or liability for which it is entitled to indemnification by the other Party, the Party receiving notice shall give prompt notification to the indemnifying Party. The Party being indemnified shall cooperate fully with the indemnifying Party throughout the pendency of the claim, lawsuit or liability, and the indemnifying Party shall have complete control over the conduct and disposition of the claim, lawsuit, or liability, except that indemnifying Party shall have no obligation to provide indemnity with respect to any amounts paid in settlement of any claims if such settlement is effected without the prior written consent of the indemnifying Party.

Article 18.  General.

18.1 Headings. The headings and captions used herein are for the convenience of the Parties only and are not to be construed to define, limit, or affect the construction or interpretation thereof.

18.2 Severability. The provisions of this Agreement are separate and divisible, and the invalidity or unenforceability of any part shall not affect the validity or enforceability of any remaining part or parts, all of which shall remain in full force and effect. However, the Parties agree to substitute, any invalid or unenforceable provision, by a valid and enforceable provision which maintains, to the greatest extent possible, the respective interests of the Parties otherwise established hereunder.

18.3 Entire Agreement. This Agreement contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

18.4 Assignability and Sublicenses. Except as otherwise provided herein, this Agreement shall not be assignable, sublicensable or transferable, either in whole or in part, by either Party without the prior written consent of the other, except to an Affiliate or in connection with a merger, consolidation or sale of all or substantially all of the line of business to which this Agreement relates. In any event, no such assignment, sublicense or transfer shall relieve any Party of responsibility for the performance of any accrued obligation which such Party has then hereunder.

18.5 Publications. The Parties to this Agreement are free to make presentations and

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

publications relating to the results of any activities conducted pursuant to this Agreement prior to marketing of Cephalon Licensed Product or Kyowa Licensed Product, but with due regard to the protection of Confidential Information and proprietary rights and always provided that the other Party has approved the scientific content of any such presentation or publication. For that purpose, the Parties agree to provide the other with a copy of any proposed written presentation, abstract and/or publication relating to the results of such activities at least thirty (30) days prior to submission thereof for publication or presentation thereof. Each Party will take due note of any comment by the other Party and shall respect the response of the other Party. The parties agree, whenever possible, to mutually develop and adhere to a single uniform publication policy. In the event that a Party notifies the other Party that it intends to file patent applications on any of the subject matter of the presentation or publication, the Party publishing such publication or presentation shall delay such publication or presentation for a reasonable period as requested by the notifying party and not to exceed ninety (90) days to allow the notifying Party to file such applications.

18.6 Public Announcements. Each Party agrees that, except as may be required by law, it shall not disclose the existence, substance or details of this Agreement without the prior written consent of the other Party. In cases in which disclosure is proposed or required by law, the disclosing Party, prior to such disclosure, will notify the non-disclosing Party of the contents of the proposed disclosure, provided however, that subsequent disclosure(s) of the same or substantially similar contents shall not require further consent. The non-disclosing Party shall have the right to make reasonable changes to the disclosure to protect its interests. The disclosing Party shall not unreasonably refuse to include such changes in its disclosure. The parties will agree upon the text of a joint announcement of this Agreement and, once agreed, the information contained in that announcement may be used by either party in subsequent announcements.

18.7 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary to appropriate in order to carry out the purposes and intent of this Agreement.

18.8 Notices and Reports. All notices, consents or approvals required by this Agreement shall be in writing and sent by courier or by certified or registered air mail, postage prepaid or by facsimile or courier (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing the respective Parties. Notices shall be deemed effective on the date of mailing.

If to Cephalon:

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Senior Vice President & General Counsel
Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380-4245 USA
Telephone:  (610) 738-6337
Facsimile   (610) 738-6590

If to Schwarz Pharma:
Schwarz Pharma AG
Alfred-Nobel-Str. 10
Monheim am Rhein
D-40789 Germany
Telephone: (02173) 48.13.69
Telefax: (02173) 48.10.64
Attn: Head of Legal Affairs

18.9 Waiver. The waiver by either Party of a breach of any provisions contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

18.10 Dispute Resolution. Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof, shall be determined by the following procedure.

     (a) Both Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning the terms of this Agreement. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end both Parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis which takes into account the precise subject and nature of the dispute.

     (b) If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to the process described above, the Parties agree to refer the matter to a panel consisting of the Chief Executive Officer ("CEO") of each Party for review and resolution. A copy of the terms of this Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for the contentions of each Party will be provided to both such CEOs who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     (c) Any dispute controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to an alleged breach or to termination of this Agreement and including any claim of inducement by fraud or otherwise, but excluding any dispute, controversy or claim arising out of or relating to the validity, enforceability, or infringement of any Patent Rights , which cannot be resolved by good faith negotiation between the parties as set forth in paragraph 18.10(b), above, shall be resolved by arbitration conducted in the English language in New York, New York before a panel of three arbitrators under the then current rules and procedures of the International Chamber of Commerce, or other rules and procedures as the parties may agree. The prevailing party in any such proceeding shall be entitled to an award of its reasonable attorneys' fees and other costs, including the fees and expenses of the arbitrators, provided that the same may be apportioned between the parties by the arbitrators if they determine that each party has prevailed in part. The arbitral award shall be binding and conclusive on both parties and may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the arbitration panel

     (d) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York and of the United States of America, without regard to the conflicts of laws provision thereof. Judgment upon any award rendered in such event may be entered in any court having jurisdiction and the Parties hereby consent to the said jurisdiction and venue, and further irrevocably waive any objection which either Party may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agrees that a judgment or order in any such proceedings shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction thereof.

18.11 Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other than of obligations regarding any payments or of confidentiality) caused by any event reasonably beyond the control of such Party including, without limitation, wars, hostilities, revolutions, riots, civil disturbances, national emergencies, strikes, lockouts, unavailability of supplies, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other Acts of God, or any laws, proclamations, regulations, ordinances, or other acts or orders of any court, government or governmental agency. Any occurrence of Force Majeure shall be reported promptly to the other Party.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

   IN WITNESS THEREOF, the Parties have executed this Agreement by their duly authorized representatives, as of the day and year first above written.


SCHWARZ PHARMA AG                      CEPHALON, INC.



By:__________________________          By:__________________________
   Patrick Schwarz-Schutte                Peter E. Grebow,Ph.D.
   Chairman of the Executive Board        Senior Vice President
                                          Worldwide Business Development



By:__________________________
   Lars Ekman, M.D., Ph.D.
   Member of the Executive Board
   Research & Development



**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.